Exhibit 4.56

CREDIT AGREEMENT

between

Bayerische Hypo- und Vereinsbank AG

and

Nordea Bank Sweden AB (publ)

as Lenders

and

Nordea Bank Sweden AB (publ)

as Agent and Security Beneficiary

and

Open Joint Stock Company “Vimpel-Communications”

as Borrower

TABLE OF CONTENTS

Clauses	Page

This credit agreement (the “Credit Agreement”) is made on January 15, 2003 between

Nordea Bank Sweden AB (publ), a public company incorporated under the laws of Sweden and having its registered office at Hamngatan 10, SE-105 71 Stockholm, Sweden, and Bayerische Hypo- und Vereinsbank AG, a stock corporation incorporated under the laws of Germany and having its registered office at Am Tucherpark 16, 80538 Munich, Federal Republic of Germany (jointly referred as the “Lenders” and each a “Lender”), including its successors and permitted assigns;

Nordea Bank Sweden AB (publ), a public company incorporated under the laws of Sweden and having its registered office at Hamngatan 10, SE-105 71 Stockholm, Sweden, as agent (the “Agent”) for the Lenders and security beneficiary (the “Security Beneficiary”)

and

Open Joint Stock Company “Vimpel-Communications”, a Russian open joint stock company having its legal address at 10, bldg. 14, 8 Marta str., Moscow 127083 Russian Federation (the “Borrower”).

BACKGROUND

Whereas the Supplier (as defined below) and the Borrower (as defined below) have entered into the Supply Contract (as defined below), pursuant to which the Supplier has delivered and will deliver telecommunication equipment to the Borrower as specified therein; and

Whereas the Lenders have agreed to make available a credit to the Borrower in the amount of USD 35,700,000 for the purpose of financing (in the form of reimbursements repayable in installments) of up to 85% the Contract Price (as defined below) for the delivery of the Equipment (as defined below) under the Supply Contract upon the terms and conditions set forth herein.

NOW, THEREFORE, IT IS AGREED as follows:

1.

DEFINITIONS

1.1

In this Credit Agreement:

“Acceptance Reimbursable Amount” with respect to a particular item or group of items of Equipment under the Supply Contract means 10% of the portion of the Contract Price attributable to such Equipment under the Supply Contract.

“Account” means the account number 40702840400001001001 of the Borrower, opened pursuant to clause 3.3 of this Credit Agreement with ING Bank (Eurasia) ZAO Moscow, Russia (SWIFT code: INGBRUMM).

“Affiliate” has, for the purposes of clause 9.2 (f) of this Credit Agreement, the meaning specified in the Bond Loan Agreement.

“Bond Loan Agreement” means that certain Loan Agreement dated April 23, 2002 between the Borrower and J.P. Morgan AG.

“Business Day” means a day on which banks and foreign exchange markets are generally open for business in Stockholm, New York, London, Munich and Moscow.

“Change of Ownership” means the occurrence of any circumstance, other than an issuance of voting shares in which Telenor ASA and other entities owned, directly or indirectly, by Telenor ASA elects not to participate, by which Telenor ASA ceases to own, directly or indirectly, at least 25% of the voting shares of the Borrower.

“Commitment” means, in relation to a Lender, the obligation of such Lender to make available a credit up to the aggregate principal amount of USD 17,850,000.

“Contract Price” means the total purchase price in the amount of USD 42,000,000 to be paid to the Supplier for the Equipment under the Supply Contract.

“Debt” has the meaning given to the term “Indebtedness” in the Bond Loan Agreement.

“Default” means an Event of Default or any event or circumstance which with the giving of notice and/or the passage of time and/or the making of any determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing) may constitute an Event of Default.

“Delivery Reimbursable Amount” with respect to a particular item or group of items of Equipment under the Supply Contract means 75% of the portion of the Contract Price attributable to such Equipment under the Supply Contract.

“Drawdown Date” means the date of each Drawing.

“Drawdown Notice” means a notice from the Borrower to the Lender requesting a Drawing under this Credit Agreement in respect of Acceptance Reimbursable Amounts or Delivery Reimbursable Amounts, as the case may be, such notice to be substantially in the form of Exhibit 3 hereto.

“Drawdown Period” means the period commencing on the date of this Credit Agreement and ending on whichever is the earliest of (i) February 20, 2004, (ii) the day on which the Loan is equal to the Total Commitments, and (iii) the termination of any Commitment in accordance with the terms and conditions of this Credit Agreement.

“Drawing” means a borrowing of the whole or a portion of the Total Commitments by the Borrower under this Credit Agreement. An individual drawing may not be for an amount less than the lesser of (i) USD500,000, and (ii) the then unfunded portion of the Total Commitments. The maximum amount of drawings made by the Borrower may not exceed twenty (20) drawings, provided that the Agent shall charge the Borrower an additional fee of USD1,500 for administration of each drawing in excess of twenty (20) drawings.

“EKN” means the Swedish Export Credits Guarantee Board, currently located at Kungsgatan 36, Stockholm, Sweden (postal address: Box 3064, S-103 61 Stockholm, Sweden).

“EKN Guarantee” means each of the guarantees to be issued by EKN pursuant to the EKN Offer (collectively the “EKN Guarantees”).

“EKN Offer” means the EKN offer No. 2002-10340-1 dated December 20, 2002, a copy of which has been provided to the Borrower prior to the date of signing this Credit Agreement, as amended.

“EKN Premium” means the fees and premium estimated to be in the amount of USD 1,795,710 together with any interest thereon (as further described in clause 7.5 of this Credit Agreement), charged by EKN in relation to each of the EKN Guarantees.

“Equipment” means the equipment (including hardware and software) provided, or to be provided, by the Supplier to the Borrower in respect of the purchase orders under the Supply Contract.

“Event of Default” means any of the events of default specified in clause 11.1 of this Credit Agreement.

“Interest Payment Date” means the last day of each Interest Period, as specified in clause 4.1 of this Credit Agreement.

“Interest Period” means, save as otherwise provided herein, a period of six (6) months, which for the first interest period for each Tranche begins on the first Drawdown Date and for each consecutive interest period begins on the last day of the immediately preceding interest period, provided, however, that the first interest period of each advance made after the first Drawing in a Tranche shall be adjusted so that the last day of the Interest Period for such advance coincides with the current interest period for the first Drawing under such Tranche.

If an interest period is ending on a day which is not a Business Day such interest period shall end on the next Business Day in that calendar month (if there is one) or on the preceding Business Day (if there is not).

If any interest period would overrun the first Repayment Date then such interest period shall be shortened in order to end on the first Repayment Date.

“KB Impuls” means OJSC “KB Impuls”, a Russian open joint stock company and wholly owned subsidiary of the Borrower.

“KB Licence” means licence No. 10005 awarded by the Ministry of Communications of the Russian Federation to KB Impuls and valid until 28 April 2008 and extensions or renewal thereof to operate a DCS-1800 and/or GSM 900 radiotelephone communication system for Moscow city and the Moscow region.

“LIBOR” means, in relation to the Loan or any part thereof:

(a)

the rate per annum of the offered quotation for deposits in USD for a period comparable to the relevant Interest Period which appears on Telerate Page 3750 or 3740, as applicable, at or about 11 a.m. (London time) on the second Business Day prior to commencement of each respective Interest Period; or

(b)

if no such offered quotation appears on Telerate Page 3750 or 3740, as applicable, at or about such time, the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the offered quotations for deposits in USD for a period comparable to the relevant Interest Period which appears on the Reuters Screen LIBO page at or about 11.00 a.m. (London time) on the second Business Day prior to commencement of each respective Interest Period; or

(c)

if no such offered quotation appears on the Telerate Page 3750 or 3740 as applicable or one only or no such offered quotation appears on the relevant Page of the Reuters Screen at or about 11.00 a.m. (London time) on the second Business Day prior to commencement of each respective Interest Period (or if there is no relevant Page on the Reuters Screen), the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the per annum rates, as supplied to the Agent at its request, quoted by the London offices of Barclays Bank plc, Morgan Guaranty Trust Company of New York and National Westminster Bank plc for the offering of deposits in the currency of the Loan (or part) in an amount comparable to the Loan (or part) and for a period equal to the relevant Interest Period.

For the purposes of this definition, “Telerate Page 3750” means the display designated as “Page 3750”, and “Telerate Page 3740” means the display designated as “Page 3740”, on the Telerate Service (or such other page as may replace Page 3750) or Page 3740, as the case may be, on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in USD.

“Licences” means the KB Licence and the Vimpelcom-Region Licence.

“Loan” means the total amount of principal from time to time outstanding hereunder.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)

at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mean Delivery Date” means in respect of (i) Tranche No. 1 October 27, 2002 and (ii) Tranche No. 2 June 15, 2003 and (iii) Tranche No. 3 August 28, 2003, or such earlier date as may be determined by the Agent due to the EKN interpretation of the OECD Consensus Rules.

“Nordea Group” means Nordea Bank Finland Plc, Nordea Bank Danmark A/S and Nordea Bank Norge ASA.

“Party” means a party to this Credit Agreement.

“Related Person” has, for the purposes of clause 9.2 (f) of this Credit Agreement, the meaning specified in the Bond Loan Agreement.

“Repayment Date” means each of the dates provided for in clause 5.1 of this Credit Agreement for the repayment of the Loan, such dates to coincide with an Interest Payment Date.

If a Repayment Date occurs on a day which is not a Business Day such Repayment Date shall occur on the next Business Day in that calendar month (if there is one) or on the preceding Business Day (if there is not).

“SEC” means the Securities and Exchange Commission of the United States of America.

“Security Document(s)” means (a) the Equipment pledge agreement of even date herewith, entered into by the Security Provider, (b) the EKN Offer, (c) the EKN Guarantees and (d) any other document designated by the Borrower and the Lenders (or the Agent as the case may be) as a Security Document from time to time, in each case for the purpose of guaranteeing or securing the obligations and liabilities of the Borrower under this Credit Agreement.

“Security Interest” means any mortgage, pledge, lien, charge, assignment by way of security, hypothecation, security interest or title retention, or any other agreement or arrangement having the effect of conferring security.

“Security Provider(s)” means (a) the Borrower and (b) any other person who is providing security in respect of the Borrower’s obligations under this Credit Agreement from time to time.

“Specified Bond Default” means an “event of default” (as defined therein) under the Bond Loan Agreement, taking into account any cure period permitted thereunder, as a result of the breach of clause 14.6 (Liens), clause 14.7 (Incurrence of Indebtedness), clause 14.8 (Restricted Payments), or clause 14.9 (Asset Sales).

“Supplier” means Ericsson AB (formerly Ericsson Radio Systems AB) (in its capacity as supplier under the Supply Contract).

“Supply Contract” means the Supply Contract ECR/KK-02:016 dated May 29, 2002 between the Supplier and the Borrower in the amount of USD 42,000,000 with respect to the Equipment and in respect of purchase orders thereunder.

“Total Commitments” means USD 35,700,000, being the aggregate principal amount of the Commitments of the Lenders.

“Tranche” means each or all of Tranche No. 1 and Tranche No. 2 and Tranche 3 as the context may require.

“Tranche No. 1” means the Drawings, being part of the Loan, in respect of deliveries of Equipment made between June 25, 2002 and February 28, 2003.

“Tranche No. 2” means the Drawings, being part of the Loan, in respect of deliveries of Equipment made between March 1, 2003 and September 30, 2003.

“Tranche No. 3” means the Drawings, being part of the Loan, in respect of deliveries of Equipment made between October 1, 2003 and December 30, 2003.

“USD” and “$” means the lawful currency of the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Vimpelcom-Region” means OJSC “Vimpelcom-Region”, a Russian open joint stock company.

“Vimpelcom-Region Licence” means licence No. 14710 awarded by the Ministry of Communications of the Russian Federation to Vimpelcom-Region and valid until 28 April 2008 and extensions or renewal thereof to operate a DCS-1800 and/or GSM 900 radiotelephone communication system for the Russian regions outside of Moscow.

2.

CONDITIONS PRECEDENT

2.1

The obligation of each of the Lenders under this Credit Agreement to make available their respective Commitment is subject to the condition that the Agent shall have received all of the following documents and evidence in form and substance satisfactory to the Lenders three (3) Business Days prior to the proposed first Drawdown Date:

(a)

a notarised copy of the charter documents of the Borrower and each Security Provider, save for EKN;

(b1)

certified abstracts from the resolutions of the finance committee and the board of directors of the Borrower and each Security Provider, save for EKN, authorising it (or other evidence acceptable to the Agent as to the authority of the Borrower and each Security Provider, save for EKN) to enter into, execute and perform their respective obligations under this Credit Agreement and the relevant Security Document(s);

(b2)

a notarised copy of the certificate of registration of the Borrower and each Security Provider (save for EKN) issued by the relevant authorities;

(b3)

a notarised copy of any certificates of registration of any amendments to the charter of the Borrower and each Security Provider (save for EKN);

(b4)

copies, certified by an authorised signatory, of the relevant entity of the resolutions or orders appointing the Chief Executive Officer and the Chief Accountant of the Borrower and each Security Provider (save for EKN);

(b5)

copies, certified by an authorised signatory of the Borrower, of certificates from the relevant State Tax Authority issued to the Borrower and each Security Provider (save for EKN) confirming the tax registration number of such entities;

(c)

a certified copy of the Information on the Loan Agreement (in the form established by the Instruction No. 101-I of the Central Bank of the Russian Federation dated September 10, 2001) duly numbered, signed, stamped and dated by a responsible person in the Russian authorised bank servicing the loan;

(d)

certified copies of the Licences;

(e)

[intentionally omitted];

(f)

the Security Document(s) (save for the EKN Offer and the EKN Guarantees) duly entered into on behalf of each Security Provider that is a party thereto together with evidence that each Security Interest created by the Security Document(s) confers or, upon acquisition of title to the Equipment covered by such Security Interest and entry of such Security Interest in the pledge book of the Borrower in accordance with the relevant Security Document, will confer a first priority and fully perfected Security Interest in favour of the Lenders or the Agent, as the case may be;

(g)

the latest available audited US GAAP financial statements and report (containing a balance sheet and profit and loss account) of the Borrower and each Security Provider;

(h)

a copy, certified by an authorised signatory of the Borrower, of an extract from the Borrower’s pledge book recording the pledge of the Equipment received by the Borrower;

(i)

evidence that all fees and expenses, which are due and payable under clause 7 of this Credit Agreement, have been paid in full when due;

(j)

the EKN Offer;

(k)

a legal opinion from an independent counsel to the Agent in the Russian Federation as to the legality, validity and binding status, as well as enforceability of this Credit Agreement and the Security Document(s) under the laws of the Russian Federation and such other matters as the Agent or the Lenders may reasonably request;

(l)

a legal opinion from an independent counsel to the Agent in Sweden as to the (i) legality, validity and binding status, as well as enforceability of this Credit Agreement under the laws of Sweden and (ii) the legality, validity and binding status of the EKN Offer as an offer and such other matters as the Agent or the Lenders may reasonably request;

(m)

evidence that Law Debenture Corporate Services, or another company acceptable to the Lenders, has agreed to act as the agent of the Borrower for the service of process, as provided for in clause 19.(5) of this Credit Agreement;

(n)

a written confirmation executed by the General Director of the Borrower (or his duly authorised representative) stating that (i) there are/there are no interested parties (as defined in Article 81 of the Federal Law of the Russian Federation “On Joint Stock Companies”) in relation to the Borrower which are interested in the transactions contemplated in this Credit Agreement or any of the Security Documents, and (ii) that the conclusion of and the performance of the Borrower’s obligations under this Credit Agreement and Security Documents and any related documents would/would not constitute a major transaction for the Borrower (as defined in Article 78 of the Federal Law of the Russian Federation “On Joint Stock Companies”);

(o)

copies of permissions and licences (including without limitation any Central Bank of Russia permissions and licences) necessary for the Borrower to effect payments under this Credit Agreement to the Lenders;

(p)

evidence satisfactory to the Agent that the Borrower has reimbursed the Agent for the amounts of the EKN Premium as will be due and payable in connection with the EKN Guarantee in respect of Tranche No. 1, as evidenced by an invoice from the Agent to the Borrower, such invoice to be based on the Borrower’s estimated aggregate amount of all Drawings to be made under Tranche No. 1 (to be notified by the Borrower to the Agent); and

(q)

such other documents, certificates, opinions and other matters as the Agent may reasonably require and which might affect the ability of the Borrower to fulfil its obligations hereunder or which might affect the ability of any Security Provider (other than EKN) to fulfil its obligations under the Security Documents.

2.2

The obligation of the Lenders to grant any Drawing hereunder for reimbursement of payments under the Supply Contract is subject to the further condition that, at each Drawdown Date:

(a)

the representations and warranties set out in clause 8.1 of this Credit Agreement are correct and will be correct immediately after such Drawing;

(b)

no Default shall have occurred or would occur as a result of such Drawing;

(c)

the amount of any Drawing is calculated in accordance with clause 3.2 of this Credit Agreement;

(d)

the total amount of such Drawing together with all Drawings previously made hereunder does not exceed the Total Commitments;

(e)

the EKN Offer or the EKN Guarantee(s), whichever is relevant, remains in full force and effect;

(f)

the Agent has received a satisfactory written confirmation from the Supplier that (i) 90% of the portion of the Contract Price attributable to the Equipment identified in the relevant Drawdown Notice in respect of Delivery Reimbursable Amounts has been paid in clear funds to the Supplier, in the case of a Drawdown Notice in respect of Delivery Reimbursable Amounts, and/or (ii) 100% of the portion of the Contract Price attributable to the Equipment identified in the relevant Drawdown Notice in respect of Acceptance Reimbursable Amounts has been paid in clear funds to the Supplier, in the case of a Drawdown Notice in respect of Acceptance Reimbursable Amounts, such confirmation always to be accompanied by a list of the invoices in respect of which the confirmation of payment is made;

(g)

the Agent has received satisfactory evidence that the Borrower has paid all amounts due pursuant to clause 7 of this Credit Agreement; and

(h)

the Agent has received satisfactory evidence that the Borrower has reimbursed the Agent for the amounts of the EKN Premium as will be due and payable in connection with the EKN Guarantee(s) in respect of the relevant Tranche, as evidenced by an invoice from the Agent to the Borrower, such invoice to be based on the Borrower’s estimated aggregate amount of all Drawings to be made under the relevant Tranche (to be notified by the Borrower to the Agent as soon as practicable prior to the beginning of the respective Tranche, provided that the Agent shall cooperate in good faith with the Borrower to ensure fulfilment of this clause 2.2(h) without any delay).

3.

LOANS

3.1

On the terms and conditions set out in this Credit Agreement the Lenders agree to make available to the Borrower advances up to an aggregate amount not exceeding the Total Commitments for the sole purpose of financing (by way of reimbursement of) up to 85% of the amounts from time to time paid by the Borrower under the Supply Contract (excluding for the avoidance of doubt any applicable Russian VAT, other taxes and duties).

3.2

Provided that the Borrower has complied with its obligations pursuant to clauses 2.1 and 2.2 of this Credit Agreement, and subject to the terms of this Credit Agreement, the Borrower may send a Drawdown Notice to the Agent, exactly specifying (and attaching copies of) the relevant invoice/s and their amount/s as well as to which Tranche the Drawing relates and whether it is in respect of Acceptance Reimbursable Amounts or Delivery Reimbursable Amounts, and requesting a Drawing under this Credit Agreement for an amount equal (subject to clause 3.4 of this Credit Agreement) to the relevant payments to the Supplier, being either 75% of the aggregate portion of the Contract Price stated in such invoices (excluding any VAT, taxes and duties applicable to such invoices) in the case of Delivery Reimbursable Amounts, or 10% of the aggregate portion of the Contract Price stated in such invoices (excluding any VAT, taxes and duties applicable to such invoices) in the case of Acceptance Reimbursable amounts.

3.3

Following receipt by the Agent of a Drawdown Notice duly completed in accordance with the form set forth in Exhibit 3 hereto (including the copies of relevant invoices) during the Drawdown Period, the Lenders shall, subject to the terms and conditions of this Credit Agreement, not later than three (3) Business Days after receipt of such Drawdown Notice pay the corresponding amount (less any VAT, taxes and duties applicable to such invoice) into the Account of the Borrower provided, however, that the Lenders shall not be obliged to advance any Drawings to the Borrower after February 20, 2004. For the avoidance of doubt, (i) a Drawdown Notice needs to be received by the Agent not later than 10.00 a.m. Stockholm time on a Business Day in order for such Drawdown Notice to be considered to be received on that Business Day and (ii) as used in this clause 3.3, “duly completed” means in the form of Exhibit 3 hereto and with invoices which conform to the invoices and amounts covered by such Drawdown Notice. If the Agent determines in its reasonable discretion, that a Drawdown Notice is not duly completed, it shall promptly notify the Supplier and the Borrower and cooperate with them in good faith so that such Drawdown Notice may be duly completed.

Following receipt by the Agent of a Drawdown Notice, the Agent shall send such Drawdown Notice (excluding the relevant invoices) to the Lenders without delay. Not later than 10.00 a.m. Stockholm time on the succeeding Business Day the Agent shall send a notice to the Lenders with the details of the advance to be made, provided that the Drawdown Notice (including the relevant invoices) is in form and substance satisfactory to the Agent. A Drawdown Notice received by the Agent on a day which is not a Business Day is deemed to have been received on the succeeding Business Day.

3.4

Each Lender will participate in each Drawing made pursuant to clauses 3.1-3.3 of this Credit Agreement in the proportion borne by its available Commitment to the available Total Commitments immediately prior to the making of that Drawing.

3.5

The obligations of each Lender hereunder are several and neither the Agent nor any Lender shall be responsible for any failure by any other Lender to meet its obligations hereunder nor shall such failure relieve the Borrower, the Agent or the remaining Lenders of their respective obligations hereunder.

4.

INTEREST

4.1

With respect to each Interest Period, the Borrower shall pay interest (as determined in accordance with clause 4.2) on the Loan on the last day of each such Interest Period.

4.2

The rate of interest applicable to each Drawing from time to time for each Interest Period shall be the aggregate of (i) LIBOR for such Interest Period, and (ii) a margin of seventy hundredths of one (0.70) per cent per annum.

4.3

[intentionally omitted].

4.4

In the event that the Agent does not receive on the due date any amount payable under this Credit Agreement (taking into account any grace period provided under clause 11.1(a) of this Credit Agreement, in which case the rate of interest specified in clause 4.2 of this Credit Agreement shall be applied), the Borrower shall on demand pay interest on such amount from and including the due date to the date such amount is received by the Agent at the rate of three (3) per cent per annum above the rate specified in clause 4.2 of this Credit Agreement.

5.

REPAYMENT AND PREPAYMENT

5.1

The Borrower shall repay the Loan

in respect of Tranche No. 1, in six (6) equal semi-annual consecutive instalments, commencing six (6) months after the Mean Delivery Date for Tranche No. 1, however, not later than April 27, 2003.

In respect of Tranche No. 2, in six (6) equal semi-annual consecutive instalments, commencing six (6) months after the Mean Delivery Date for Tranche No. 2, however, not later than December 15, 2003.

In respect of Tranche No. 3, in six (6) equal semi-annual consecutive instalments, commencing six (6) months after the Mean Delivery Date for Tranche No. 3, however, not later than February 28, 2004.

5.2

The Borrower may, by giving not less than five (5) Business Days’ prior written notice to the Agent, prepay the Loan in whole or in part, in an amount of not less than USD 1,000,000. Any such partial prepayment shall be applied against scheduled repayments of the Loan in the inverse order of maturity. For the avoidance of doubt, no amount prepaid hereunder may be reborrowed. The Borrower shall, upon presentment of documentation of such amounts, reimburse the Lender for all costs and expenses in relation to such prepayment, including, but not limited to, costs for broken funds, and any costs relating to the EKN Guarantee(s) for the amount prepaid which have not previously been reimbursed by the Borrower together with all sums payable under clause 12.3 in connection with such prepayment.

5.3

Following a Default (other than a Default under clause 11.1(a)) which is subject to a grace period, the Borrower may prepay the Loan in full (together with all other amounts outstanding under this Credit Agreement) within any originally applicable grace period forthwith upon notice to the Agent, notwithstanding the provisions in clause 5.2 of this Credit Agreement. The Borrower shall, upon presentment of documentation of such amounts, reimburse the Lenders for all costs and expenses related to such prepayment, including, but not limited to, costs for broken funds, and any costs relating to the EKN Guarantees for the amount prepaid which have not previously been reimbursed by the Borrower together with all sums payable under clause 12.3 in connection with such prepayment.

5.4

If the Borrower prepays all or any portion of the Loan in accordance with clause 5.2 and the Agent and the Lenders receive any refund of any fee paid in respect of the EKN Guarantees, such refund shall be applied to the obligations of the Borrower under this Credit Agreement in the order specified in clause 6.5 and, to the extent that any amount remains after payment in full of such obligations, paid to the account of the Borrower. The Agent and the Lenders shall cooperate in good faith with the Borrower to request any refund to which they or the Borrower may be entitled forthwith upon the prepayment of all or any portion of the Loan.

6.

PAYMENTS

6.1

The Agent shall not later than (a) ten (10) Business Days before (i) each Interest Payment Date on which interest is due hereunder and (ii) each Repayment Date, notify the Borrower in writing in the form of an original invoice on the Agent’s letterhead with the signature of the authorized officer, of the amount of the interest and instalment (if any) due on such day and the current interest rate and (b) five (5) Business Days before any other payment is due hereunder, notify the Borrower in writing of the amount and due date of such payment, provided, however, that the failure by the Agent to give such notice shall not affect the Borrower’s obligation to pay any amount hereunder on its due date.

6.2

The Borrower shall make all payments to be made to the Agent for the account of the Lenders under this Credit Agreement in immediately available freely transferable and cleared funds to (swift code NDEASESS) account No. 001 1 796323 with JP Morgan Chase Bank, New York (swift code CHASUS33) stating reference “International Loan Administration, H 352” or, subject to compliance with applicable Russian currency control requirements, to any other bank account specified to the Borrower by the Agent, from time to time. The Borrower and the Agent shall cooperate in good faith in connection with complying with applicable Russian currency control requirements in the event that the Agent wishes to change the account or bank at which it receives payments hereunder.

6.3

Whenever a payment is due on a day which is not a Business Day, such payment shall be made on the next Business Day, unless the next Business Day falls in another calendar month, in which case the payment shall instead be made on the preceding Business Day.

6.4

Amounts payable in respect of costs, expenses, losses, indemnities and taxes and the like are payable in the currency in which they are incurred. All other amounts payable hereunder shall be paid in USD.

6.5

If the Lenders receive a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Credit Agreement, the Lenders should apply that payment towards the obligations of the Borrower under this Credit Agreement in the following order:

First, in or towards payment of any unpaid fees, costs and expenses;

Second, in or towards payment of any accrued but unpaid interest;

Third, in or towards payment of any principal due but unpaid; and

Fourth, in or towards payment of any other sum due but unpaid.

6.6

All payments hereunder shall be made by the Borrower without any set-off or counterclaim whatsoever.

6.7

All payments hereunder shall be made free and clear of any deductions or withholdings whatsoever required under Russian law. In the event that the Borrower is required by Russian law to make any deduction or withholding on account of tax or otherwise from any such payments, or there is an increase in the existing taxes or levies on such payments, the sum due from the Borrower shall be increased to the extent necessary to ensure that, after such deduction or withholding is made, the Lenders receive a net sum equal to the sum which the Lenders would have received had no deduction or withholding been made. The Borrower shall indemnify the Lenders in respect of any liability of the Lenders with respect to such taxes or withholdings upon demand supported by documentary evidence. The Lenders (or the Agent as the case may be) and the Borrower shall assist each other on a best efforts basis with necessary documents relating to the applicability of the relevant double taxation treaty to the payments hereunder.

6.8

The Agent shall maintain in accordance with its usual practice a bookkeeping account or accounts evidencing the amounts from time to time lent by, owing to and paid to it for the account of the Lenders pursuant to this Credit Agreement and such account or accounts are, in the absence of manifest error, prima facie evidence of such amounts.

6.9

Interest and applicable fees shall accrue from and including the first day of each applicable period to the last day of such applicable period and on the basis of the actual number of days elapsed in a (three hundred sixty) 360 day year.

7.

FEES AND EXPENSES

7.1

The Borrower shall within three (3) Business Days after the execution of this Credit Agreement pay to the Agent for account of the Lenders in accordance with their respective Commitments an arrangement fee of fifty hundredths of one (0.50) per cent calculated on the Total Commitments.

7.2

The Borrower shall pay to the Agent for account of the Lenders in accordance with their respective Commitments a commitment fee of thirty-three hundredths of one (0.33) per cent per annum calculated on the daily undrawn Total Commitments during the period from (and including) the date hereof until the last day of the Drawdown Period.

7.3

The Borrower shall further pay to the Agent for its own account a flat agency fee of USD 10,000 payable annually in advance on the date of execution and delivery of this Credit Agreement and on each anniversary thereof, with the fee for any period of less than a year between the due date for such fee and the final Repayment Date for Tranche 2 (or Tranche 3, if applicable), being prorated for the actual number of days in such period and with no refund of any already paid agency fee being payable by the Agent in the event of any prepayment of the Loan.

7.4

The commitment fee shall be paid in arrears on the last day of each Interest Period, provided that the final payment of the commitment fee shall be paid within ten (10) days from the last day of the Drawdown Period, or if earlier, within ten (10) days from the last Drawdown Date.

7.5

Upon the Agent’s written demand and presentation of a copy of an invoice from EKN for such amount, the Borrower shall within five (5) days from receipt of such demand pay to the Agent the amount of the EKN Premium specified in the applicable invoice(s) issued by EKN with respect to amounts not already reimbursed by the Borrower to the Agent in accordance with clause 2.1 (p) and 2.2 (h), provided that such amounts have not been caused due to the Agent’s gross negligence.

The Borrower and the Agent acknowledge that in case the aggregate amount of all Drawings made under a Tranche (i) exceeds the amount estimated by the Borrower, EKN will charge an additional EKN Premium in respect of the exceeding amount including interest thereon, such interest to be based on the so called OECD CIRR Base Rate or (ii) is less than the amount estimated by the Borrower, EKN will either (a) reimburse the Agent with a proportional part of the related EKN Premium (without interest) or (b) set-off the amount in question towards the EKN Premium charged in connection with the following Tranche (provided that there is one).

7.6

Upon at least three (3) Business Days’ prior irrevocable written (including telecopy) notice to the Agent, the Borrower may permanently terminate all or any portion of the unfunded Total Commitments. If the Lenders receive any refund of any fee paid in respect of the EKN Guarantee(s) in connection with any such termination of all or any portion of the Total Commitments, such refund shall be applied to the obligations of the Borrower under this Credit Agreement in the order specified in clause 6.5 and, to the extent that any amount remains after payment in full of such obligations, paid to the account of the Borrower.

7.7

The Borrower shall, on demand, reimburse the Lenders for all reasonable and documented costs and expenses in relation to (i) the preparation, negotiation and execution of this Credit Agreement and the Security Documents and the granting of the Loan hereunder, (ii) the registration and perfection of all Security Interests created by the Security Documents, (iii) any amendment or waiver of this Credit Agreement or any Security Document requested by the Borrower, (iv) the enforcement or preservation of any rights of the Lender under this Credit Agreement or any of the Security Documents, and (v) all costs and expenses relating to the EKN Offer and the EKN Guarantee(s), in each case of (i) to (v), including, but not limited to, travel expenses and other out-of-pocket expenses, and external legal fees and all taxes thereon; it being understood that the Borrower’s obligation in respect of the fees and expenses of counsel to the Lenders shall be as specified in the letter agreement dated November 20, 2002, between the Agent and the Borrower.

8.

REPRESENTATIONS AND WARRANTIES

8.1

The Borrower represents and warrants to the Lenders at the date of this Credit Agreement that:

(a)

it is duly organised and validly existing under the laws of the Russian Federation as an open joint stock company, with full power, authority and legal right to carry on its business as presently conducted, to own its property and to execute, and to perform all of its obligations under, this Credit Agreement and each Security Document to which it is a party, and all actions required to authorise such execution and performance have been duly taken;

(b)

the execution and performance of this Credit Agreement and each Security Document to which it is a party, have not and will not violate any applicable law or regulation or contravene any provision of its constitutional documents or any agreement to which it is a party; its operations have not and will not violate any applicable law or regulation or any agreement to which it is a party, which violation could have a material adverse effect on its business or financial condition or its ability to perform its obligations under this Credit Agreement and each Security Document to which it is a party;

(c)

all governmental or other licences, consents and authorisations necessary or desirable for (i) the execution and performance of this Credit Agreement and each Security Document to which it is a party, and (ii) for proper exercise of the Licenses and development and operation of the type of communication system the Licenses relate to, and for the import and operation of the Equipment, have been obtained and are in full force and effect;

(d)

this Credit Agreement and each Security Document, constitute legally valid and binding obligations of the Borrower and/or the Security Provider other than EKN, respectively, enforceable in accordance with their respective terms, subject to insolvency laws applicable to creditors generally;

(e)

it is not in breach of or in default under any agreement to which it is a party or by which it or any of its assets or property is bound, which breach or default might have a material adverse effect on its business or financial condition, or its ability to perform its obligations under this Credit Agreement and each Security Document to which it is a party;

(f)

no litigation, arbitration or administrative proceedings are current or pending or, to its best knowledge, threatened, which might, if adversely determined, have a material adverse effect on its business or financial condition, or its ability to perform its obligations under this Credit Agreement and each Security Document to which it is a party;

(g)

neither the Borrower nor any Security Provider other than EKN has taken, nor, to the knowledge of the Borrower, has any other person started any legal proceedings for the bankruptcy or winding-up of the Borrower or any Security Provider other than EKN or for the appointment of a receiver, administrator or similar officer of the Borrower or any Security Provider other than EKN;

(g1)

no Default has occurred and is subsisting;

(h)

the latest annual audited Russian financial statements of the Borrower have been prepared in accordance with the laws of the Russian Federation, the latest audited financial statements of the Borrower and its subsidiaries filed by the Borrower with the SEC have been prepared in accordance with US GAAP, and the latest unaudited financial statements of the Borrower and its subsidiaries filed by the Borrower with the SEC have been prepared in accordance with US GAAP (subject to customary year end adjustments) and, since the date of the most recent financial statements filed with the SEC there has been no material adverse change in the condition (financial or otherwise) or affecting the business, prospects, financial position or results of operations of the Borrower or the Borrower and its subsidiaries taken as a whole;

(i)

the Borrower has made available to the Lenders the Borrower’s annual report for the fiscal year ended December 31, 2001 filed on Form 20-F with the SEC, together with subsequent filings by the Borrower with the SEC (copies of each of which have been made available to the Agent) and has provided other written or formally presented information about the Borrower and its subsidiaries; none of such information contained, at the time it was prepared, any material misstatement of fact, or omitted at such time to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were given, not misleading; provided, that to the extent that any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized what it believed to be reasonable assumptions at the time that such information was prepared and due care in the preparation of such information;

(j)

[intentionally omitted];

(k)

the Security Interest created under the Security Documents constitutes a perfected Security Interest in favour of the Agent for the benefit of the Lenders securing the Borrower’s obligations to the Lenders under this Credit Agreement and such Security Interest is in full force and effect and enforceable in accordance with its terms and constitutes a first priority Security Interest subject only to mandatory provisions of law which create super priority for certain classes of creditors;

(l)

no event or series of events have occurred (including, but not limited to, the revocation or non-renewal of any licence, consent or authorisation) which might have a material adverse effect on the business or financial condition of the Borrower or any Security Provider, or on their ability to fully perform their obligations under this Credit Agreement or the Security Documents;

(m)

it has not entered into any agreement in respect of Debt under which the maturity of such Debt may be accelerated prior to its stated maturity date as the result of a default (howsoever described, other than as a result of the breach of a covenant to pay principal or interest or a Specified Bond Default) under any other agreement in respect of Debt of the Borrower with an aggregate principal amount in excess of $10 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default); and

(n)

to the best of the Borrower’s knowledge and without any duty of inquiry by the Borrower of any third person, none of the following events has occurred or is occurring with regard to the Borrower or any Security Provider (save for EKN): (a) implementation of the measures for the prevention of bankruptcy of the Borrower or any Security Provider (save for EKN), including, but not limited to, implementation of pre-judicial recovery (dosudebnaya sanatsiya); (b) they seeking, consenting or acquiescing in the introduction of proceedings for their liquidation or bankruptcy or the appointment of a liquidation commission (likvidatsionnaya komissiya) or a similar officer of them; (c) the presentation or filing of a petition in respect of it in any court, arbitrazh court or before any agency alleging or for its bankruptcy, insolvency, dissolution, liquidation (or any analogous proceeding); (d) the institution of the supervision (nablyudeniye), financial recovery (finansovoe ozdorovleniye), external management (vneshneye upravleniye), bankruptcy management (konkursnoye upravleniye) over them and/or the appointment of a temporary manager (vremenniy upravlayushiy), administrative manager (administrativniy upravlayushiy), external manager (vneshniy upravlayushiy), bankruptcy manager (konkursniy upravlayushiy) or similar officer of them; (e) the convening or announcement of an intention to convene a meeting of their creditors for the purposes of considering an amicable settlement; (f) any extra-judicial liquidation or analogous act in respect of them by any governmental, regulatory or supervisory body in or of the Russian Federation (in each case, as the above terms are defined in the Federal Law of the Russian Federation No. 127-FZ “On Insolvency (Bankruptcy)” of October 26, 2002); (g) or any other similar proceeding is commenced against the Pledgor causing any other similar condition or event contemplated by sub-clauses (a) - (f) hereof.

9.

COVENANTS

9.1

Affirmative Covenants

As long as any of the Borrower’s obligations are outstanding under this Credit Agreement the Borrower will:

(a)

maintain its corporate existence as an open joint stock company registered in Russia and preserve and keep in full force and effect its rights (charter and statutory), licences and franchises necessary for it to carry on its business and operations, except to the extent that the failure to preserve and keep in full force and effect any such right, licence or franchise could not reasonably be expected to have a material adverse effect on its business or financial condition or its ability to perform its obligations under this Credit Agreement and each Security Document to which it is a party;

(b)

comply (and take all corporate action within its power to procure that Vimpelcom-Region complies) in all material respects with all applicable laws, regulations, regulatory authorisations and licences (including the Vimpelcom-Region Licence) necessary for the operation of the Equipment;

(c)

file all relevant tax returns and pay all taxes promptly upon the same becoming due except to the extent that the taxes are being contested in good faith and by appropriate means and adequate reserves have been set aside;

(d)

maintain proper and accurate books and records in accordance with the laws of the Russian Federation and maintain accounts on a consolidated basis in accordance with US GAAP consistently applied;

(e)

purchase and maintain (or take all corporate action within its power to procure that Vimpelcom-Region purchases and maintains) adequate insurance covering loss, damage or destruction of the Equipment in an amount equal to or in excess of the Loan, and all other risks normally covered by an insurance of equipment of the same kind;

(f)

[intentionally omitted];

(g)

[intentionally omitted];

(h)

at its own expense, keep (or take all corporate action within its power to procure that Vimpelcom-Region at its own expense keeps) the Equipment in good working order and condition, ordinary wear and tear permitted, and not do or permit to be done anything which may expose any part of the Equipment to detention or destruction, and procure that the Lenders shall have the right, at any time and on reasonable notice, to inspect the Equipment, or instruct a third party to carry out inspection on its behalf;

(i)

procure that its obligations under this Credit Agreement do and will rank at least pari passu with all its present and future unsecured, unsubordinated obligations, except for obligations, which are mandatorily preferred by law;

(j)

immediately upon becoming aware of any such necessity, apply for and procure the obtaining of any new or amended permissions and licences (including without limitation any Central Bank of Russia permissions and licences) needed by the Borrower to effect payments under this Credit Agreement to the Agent for the benefit of itself and the Lenders (bearing in mind the representation and warranty given by the Borrower in clause 8.1.(c)) ;

(k)

forthwith notify the Agent if it enters into any agreement in respect of Debt which would render the Borrower unable to give the representation and warranty set forth in clause 8.1(m) of this Credit Agreement as of the date of such agreement; and

(l)

notify the Agent promptly upon becoming aware of any Change of Ownership.

9.2

Negative Covenants

As long as any of the Borrower’s obligations are outstanding under this Credit Agreement the Borrower will not, without the prior written consent of the Agent:

(a)

conduct any other business apart from the operation of telecommunications services, and businesses ancillary thereto, including providing services and leasing equipment to subsidiaries in the business of providing telecommunications services (for the avoidance of doubt, the Borrower may, without the prior written consent of the Agent, engage in any business constituting a “Permitted Business” under and as defined in the Bond Loan Agreement);

(b)

create, incur, or suffer to exist any Security Interest in the Equipment (other than in favour of the Lenders);

(c)

incur any Debt except as permitted by clause 14.7 of the Bond Loan Agreement;

(d)

declare or pay any dividend or make any distribution except as permitted by clause 14.8 of the Bond Loan Agreement;

(e)

sell, transfer, or otherwise dispose of any assets except as permitted by clause 14.9 (a) and (d) of the Bond Loan Agreement;

(f)

enter into any transaction with any Related Person or Affiliate except as permitted by clause 14.10 of the Bond Loan Agreement;

(g)

enter into or become subject to any reorganisation, whether by way of merger (sliyaniye obshestva), company accession (prisoedinyeniye obshestva), company division (razdelyeniye obshestva), company separation (vydelyeniye obshestva), company transformation (preobrazovaniye obshestva), company liquidation (likvidatsiya obshestva) or any other company reorganisation (reorganizatsiya obshestva) (as these terms are construed by applicable Russian law) or otherwise other than a merger with KB Impuls, or Vimpelcom-Region and other wholly-owned subsidiaries in which the Borrower is the surviving entity; or

(h)

amend its constitutional documents in a way, which would have a material adverse effect on the ability of the Borrower to perform its obligations under this Credit Agreement or any of the Security Documents to which it is a party.

10.

INFORMATION

10.1

At the request of the Agent, the Borrower undertakes and agrees to promptly furnish to the Agent:

(a)

all information in the Borrower’s (or Vimpelcom-Region’s) possession regarding the Equipment, its use, location and condition;

(b)

budget and projections for the Borrower’s operations;

(c)

such information concerning the business, assets and financial conditions of the Borrower or any Security Provider, which may reasonably be requested by the Agent.

10.2

The Borrower shall submit to the Agent (a) its and each Security Provider’s (save for EKN’s) annual audited financial statements (in the case of the Borrower prepared in conformity with US GAAP consistently applied) as soon as such statement becomes available, and in any event not later than one hundred eighty (180) days after the end of each fiscal year, and (b) its and each Security Provider’s (save for EKN’s) quarterly unaudited financial statements for the first three quarters of each financial year within (ninety) 90 days after the end of the respective quarter.

10.3

The Borrower shall forthwith notify the Agent of the occurrence of a Default and of any other event which might have a material adverse effect on the Borrower’s ability to perform any of its obligations under this Credit Agreement or any of the Security Documents to which it is a party or the ability of any Security Provider (other than EKN) to perform any of its obligations under the Security Documents to which the Security Provider is a party, and provide the Agent with full details of any steps which the Borrower (or the relevant Security Provider) is taking, or is considering taking, in order to remedy or mitigate the effect of the Default or otherwise in connection with such events.

11.

EVENTS OF DEFAULT

11.1

The following events shall constitute Events of Default:

(a)

the Borrower shall fail to pay any amount due under this Credit Agreement except where the failure to pay is either:

(i)

due to technical problems in the transmission of funds and payment is made within three (3) Business Days of the due date, or

(ii)

a shortfall in the amount of interest paid by the Borrower and such shortfall is caused by the failure of the Agent to notify the Borrower of the amount of interest payable in accordance with clause 6.1 of this Credit Agreement and payment of such shortfall is made within five (5) Business Days of notification by the Agent that a shortfall exists which notification shall specify the amount of the shortfall;

(b)

the Borrower, or any Security Provider, shall fail to perform or observe any obligation, covenant or undertaking to be performed or observed by it hereunder or any Security Document to which it is a party (other than the obligation to pay any amount due and other than any failure to perform or observe any obligation, covenant or undertaking regarding any consent, licence, or authorisation necessary for the operation of the Borrower’s or any Security Provider’s business, any such failure being addressed in clause 11.1(k) below) and such failure shall continue unremedied for a period of thirty (30) Business Days from the earlier of the date on which (i) the Borrower or such Security Provider should have become aware of such failure to comply and (ii) the Agent gives a notice to the Borrower requiring the same to be remedied;

(c)

any representation or warranty made or repeated, or deemed made or repeated, by the Borrower, or any Security Provider, in this Credit Agreement or any Security Document to which it is a party or in any document or statement delivered in connection with this Credit Agreement or any Security Document to which it is a party shall prove to be incorrect, misleading or breached in any respect reasonably deemed material by the Agent and the Lenders and, in the case of any such representation and warranty relating to the Licences, any other telecommunication licence, or any licence, consent, or authorisation of the Central Bank of Russia, the incorrectness, misleading nature, or breach shall continue for ninety (90) days following notice from the Agent to the Borrower that the Agent considers such incorrectness, misleading nature, or breach to be material;

(d)

this Credit Agreement or any Security Document shall for any reason become invalid, unlawful, unenforceable or terminated in accordance with their respective terms, or it is or becomes unlawful for the Lenders in any applicable jurisdiction to give effect to any of its obligations as contemplated by this Credit Agreement and the same shall continue unremedied for a period of ten (10) Business Days after the earlier of the date on which (i) the Borrower or any Security Provider should have become aware of such unlawfulness and (ii) notice thereof is given by the Agent to the Borrower;

(e1)

a decree, judgement, or order by a court of competent jurisdiction shall have been entered adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of the Borrower under any bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of sixty (60) days; or a decree or order of a court of competent jurisdiction over the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Borrower or any substantial part of the Borrower’s assets or property, or for the winding up or liquidation of the affairs of the Borrower, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of sixty (60) days;

(e2)

the Borrower, or any Security Provider (other than EKN), shall have instituted proceedings to be adjudicated a voluntary bankrupt, or shall have consented to the filing of a bankruptcy proceeding against it, or shall have filed a petition or answer or consent seeking reorganisation under any bankruptcy or similar law or similar statute, or shall have consented to the filing of any such petition, or shall have consented to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall have admitted in writing its inability to pay its debts generally as they become due, or shall have, within the meaning of any applicable Russian bankruptcy law, become insolvent, fail generally to pay its debts as they become due, or shall have taken any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

(f1)

default on any Debt of the Borrower with an aggregate principal amount in excess of $10 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) (i) resulting from the failure to pay principal or interest (in the case of interest default or a default in the payment of principal other than at its stated maturity, after the expiration of the originally applicable grace period) in an aggregate amount in excess of $5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) when due; or (ii) as a result of which the maturity of such Debt has been accelerated prior to its stated maturity date;

(f2)

default (howsoever described, other than as a result of the breach of a covenant to pay principal or interest or a Specified Bond Default) under any agreement in respect of Debt of the Borrower with an aggregate principal amount in excess of $10 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) as a result of which the maturity of any other Debt may be accelerated prior to its stated maturity date;

(g)

any final judgement or order (not covered by insurance) for the payment of money in excess of $5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) in the aggregate for all such final judgements or orders against the Borrower (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Borrower and shall not be paid or discharged, and there shall be any period of sixty (60) consecutive calendar days following entry of the final judgement or order that causes the aggregate amount for all such final judgements or orders outstanding and not paid or discharged against the Borrower to exceed $5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) during which a stay of enforcement of such final judgement or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h)

the Borrower or any Security Provider (other than EKN) shall discontinue all or a substantial part of its business operations (other than as a result of a merger or other reorganization permitted by this Credit Agreement where the surviving entity continues substantially all of the non-surviving entity’s business operations);

(i)

the Equipment, the Borrower, any Security Provider (other than EKN), the shares or the assets or business of the Borrower or any Security Provider (other than EKN), or any substantial part thereof shall become nationalised or expropriated;

(j)

the Equipment shall become subject to a Security Interest of any kind which is not created under the Security Documents or otherwise permitted under this Credit Agreement, or the Security Interests created by any Security Document shall reasonably deemed by the Agent to be in jeopardy or challenged in any way and the same shall continue unremedied for a period of ten (10) Business Days after the earlier of the date on which (i) the Borrower or any Security Provider should have become aware of such Security Interest, event or challenge and (ii) notice thereof is given by the Agent to the Borrower;

(k)

any consent, licence, or authorisation necessary for the operation of the Borrower’s or any Security Provider’s business is withdrawn or terminated and the same shall continue unremedied for a period of ten (10) Business Days (ninety (90) days in the case of the withdrawal or termination of any of the Licences or any telecommunication licence or licence, consent, or authorisation of the Central Bank of Russia) after the earlier of the date on which (i) the Borrower or any Security Provider should have become aware of such withdrawal or termination and (ii) notice thereof is given by the Agent to the Borrower; and

(l)

the expiration of sixty (60) days following a Change of Ownership.

11.2

Upon the occurrence of any Event of Default and at any time thereafter so long as the same shall be continuing, the Agent may (and, if so instructed by the Majority Lenders, shall), declare this Credit Agreement to be in default and the Agent may (and, if so instructed by the Majority Lenders, shall), in addition to any other remedies provided herein or by applicable law, elect to:

(a)

forthwith cancel, in whole or in part, any portion of the Total Commitments;

(b)

declare that the Loan and all interest and all other sums payable under this Credit Agreement have become immediately due and payable or have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become so due and payable;

(c)

enforce all or any of its rights and remedies under this Credit Agreement and any of the Security Document(s).

12.

INDEMNITIES AND INCREASED COSTS

12.1

The Borrower shall pay and forthwith on demand indemnify the Lenders (i) against any liability they incur in respect of any Russian stamp, registration and similar taxes, and (ii) any other taxes, duties and other Russian charges levied or imposed against it, each of which is or becomes payable in connection with or relating to the entry into, performance or enforcement of this Credit Agreement or any of the Security Documents, except for taxes on the Lenders’ overall net income in Sweden and/or in Germany.

12.2

If there is a change in any law or regulation applicable to any bank or financial institution (the “Bank”) or its holding company, or in its interpretation or application, or if the Bank or its holding company complies with any direction or request of any competent authority, all in its capacity as Lender under this Credit Agreement, then

(a)

the Bank will certify to the Borrower the amount of any increased cost, reduction of return, expense or liability which is referable to the Credit Agreement and which results from any such change or compliance; and

(b)

the Borrower will pay that amount to the Bank on the Bank’s demand.

12.3

The Borrower shall forthwith on demand indemnify the Lenders against any loss or expense that they sustain or incur as a consequence of the making of any payment of the Loan on a date other than an Interest Payment Date unless the Borrower has delivered to the Agent a written notice no later than thirty (30) days prior to prepayment.

12.4

The Borrower shall forthwith on demand indemnify the Lenders against any loss or liability, which the Lenders incur as a consequence of:

(a)

the occurrence of any Default;

(b)

the operation of clause 11.2 of this Credit Agreement; or

(c)

any payment of principal or interest being received from any source other than from the Borrower.

The Borrower’s liability in each case includes but is not limited to any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund (i) any amount payable under this Credit Agreement, (ii) any amount repaid or prepaid under the Loan or any part thereof.

12.5

If any payment in connection with this Credit Agreement is made or recovered in a currency other than that in which it is required to be paid then, if the payment to the Lenders falls short of the amount unpaid under this Credit Agreement, the Borrower will indemnify the Lenders against the amount of the shortfall on the Agent’s demand.

12.6

The indemnities contained in this clause 12 shall not extend to any loss to the extent that such loss is caused by the wilful misconduct or gross negligence of the Agent or any Lender.

12.7

The indemnities contained in this clause 12 shall continue in full force and effect notwithstanding the termination of this Credit Agreement.

13.

RIGHTS, REMEDIES AND WAIVERS

13.1

No failure by the Agent or the Lenders to exercise, nor any delay by the Agent or by the Lenders in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

14.

UNCONDITIONAL PAYMENTS

14.1

The Borrower expressly acknowledges that this Credit Agreement constitutes an obligation on the Borrower’s part that is independent and completely separate from the Supply Contract and the liability of the Borrower to repay the Loan and to pay any other amount under this Credit Agreement on the due dates therefore, shall not be conditional upon:

(i)

performance by the Supplier or any other party of the terms of the Supply Contract or any related contract, and shall not be affected by any claim which the Borrower may have against the Supplier; or

(ii)

the legality, validity or enforceability of the Supply Contract (including, but not limited to, the absence of any consents or authorisations required in connection with the Supply Contract).

15.

MISCELLANEOUS

15.1

The Borrower may not assign any of its rights and/or obligations under this Credit Agreement.

A Lender may at any time assign all or any part of its rights and/or obligations under this Credit Agreement and the relevant Security Documents to (i) EKN, without the prior consent of the Borrower or (ii) to any other internationally recognized financial institution outside of Russia, with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed. Notice of such assignment shall be given in writing to the Borrower thirty (30) days prior to such assignment. The out of pocket expenses of the assignor Lender, if any, for such assignment, shall be for the account of such Lender except if such assignment is made after an Event of Default has occurred and is subsisting, in which case such expenses shall be paid or reimbursed by the Borrower. Notwithstanding the foregoing, before any such assignment by a Lender of its obligations hereunder, the Lender shall deliver to the Borrower such agreements and other evidence as the Borrower reasonably requests to the effect that the relevant assignee has irrevocably assumed such obligations. For the avoidance of doubt, (i) a financial institution shall not be considered to be “outside of Russia” if its ultimate parent entity or the largest banking institution in the group of which it is part has significant operations in the Russian Federation and (ii) in no event may a Lender assign all or any part of its rights and/or obligations under this Credit Agreement and the relevant Security Documents to an entity other than EKN or a financial institution outside Russia.

Upon an assignment made in accordance with this clause 15, the Borrower shall on demand by the Agent execute such documents and do all such acts as the Agent may reasonably request to give effect to the assignment.

All references in this Credit Agreement to the Lenders shall after an assignment has been made apply also to the assignee, and the assignee shall be represented by the Agent as agent as if originally a party to this Credit Agreement as a Lender.

15.2

All information, notices, communications, opinions and the like required to be given by the Borrower or to be delivered to the Agent hereunder, if not in the English language, shall be accompanied by a certified English translation. The English version of all such information, notices, communications, opinions and other documents shall as between the parties prevail in the event of any conflict with the non-English versions thereof.

15.3

All notices and other communications under this Credit Agreement shall be in writing and either delivered by hand or sent by telefax or internationally recognised courier, in each case to the address or telefax number of the intended recipient as set out below or as subsequently notified to the other party in accordance herewith. Any such notice or other communications delivered shall be deemed to have been made or delivered when received (in the case of any communication made by telefax) or (in the case of any communication made by internationally recognised courier) when left at that address or (as the case may be) ten (10) days after such internationally recognised courier has acknowledged receipt of such communication properly addressed. A notice or other communications received or deemed received on a non-working day in the place of receipt or after office hours shall be deemed to have been delivered on the following working day in the place of receipt.

Agent (on behalf of the Lenders):	Nordea Bank Sweden AB (publ) International Loan Administration, H 352 Attn. Helene Sparrfeldt/Gunder Forsman Hamngatan 10 SE-105 71 Stockholm, Sweden Telephone: +46 8 614 70 00 Telefax: +46 8 20 98 94

Borrower:	OJSC “Vimpel-Communications” 10, bldg. 14, 8 Marta str., Moscow 127083 Russian Federation Telephone: +7 095 212 05 12 Telefax: +7 095 755 46 16

For the attention of: Financial Director/Head of Treasury

15.4

This Credit Agreement supersedes all other agreements prior to the date hereof, oral or written, with respect to the subject matter hereof, and contains the entire agreement between the Lenders, the Agent and the Borrower with respect to the transactions contemplated hereunder.

15.5

The Borrower shall, from time to time, do and perform such other and further acts and execute and deliver any and all other further instruments as may be required by law or reasonably requested by the Agent or the Lenders to establish, maintain and protect the rights and remedies of the Lenders and to carry out and effect the intent and purpose of this Credit Agreement.

15.6

The terms and conditions of this Credit Agreement and the Security Documents are confidential and shall neither in whole or in part be disclosed to any person nor published without the prior written consent of the Parties hereto, provided that this clause 15.6 shall not prevent (i) disclosures by either the Borrower or the Lenders as required by the rules of any securities exchange or otherwise by law or ministerial or judicial or parliamentary authority (as such law or authority is applicable to the Borrower or the Lenders) or to the legal or audit or taxation or other professional advisers of the Borrower or the Lenders (provided that such advisers are bound by confidentiality obligations), (ii) the Lenders from disclosing this Credit Agreement and the Security Documents, or its terms or any information proved under such agreements to any entity that is a permitted assignee under clause 15.1 of this Credit Agreement and that undertakes to be bound by this clause 15.6 as if a Party, or (iii) the Borrower from disclosing to its other creditors, the existence of any Default or Event of Default or the express terms of clause 11.1(f2) of this Credit Agreement.

15.7

[intentionally omitted].

15.8

Any certification or determination by the Agent of a rate or amount under this Credit Agreement is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

15.9

The Lenders upon providing a five (5) days prior written notice to the Borrower, may set off any matured obligation owed by the Borrower under this Credit Agreement (to the extent beneficially owned by the Lenders) against any matured obligation owed by the Lenders to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lenders may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Lenders may set off an amount estimated by it in good faith to be the amount of that obligation.

15.10

In the event that the making or maintaining the facility by the Lenders has become impossible and / or unlawful by reason of any change after the date of this Credit Agreement in any applicable law or governmental regulation or order or in any requirement of any monetary authority, whether or not having the force of law, or in the interpretation of any of the same, with respect to this Credit Agreement, then the Agent shall notify the Borrower thereof immediately and the Borrower shall, within thirty (30) Business Days after receipt of such notice repay all Drawings and pay accrued interest thereon provided, however, that prior to any such prepayment the Borrower and the Lenders shall negotiate in good faith on the basis of a lawful and practicable proposal to be submitted by the Agent with a view to arriving at a mutually acceptable alternative arrangement and, if such agreement is agreed upon within the period of thirty (30) Business Days, the Borrower shall not be obliged to make any prepayment pursuant to the provisions of this clause 15. The obligations of the Lenders to maintain the facility shall unless otherwise agreed terminate immediately.

Should the Lenders become subject to (i) any form of taxation (other than tax on the overall net income, profit or gain of the Lender, imposed in jurisdiction in which such Lender’s principal income or lending office is located) with respect to the Credit Agreement or if new or (ii) amended rules regarding the liabilities of the Lenders with respect to capital or reserve requirements of any kind against any assets of, deposits with, or for the account of, or loan by the Lenders and should such rules affect the obligations under the Credit Agreement; or should the Lenders otherwise become subject to some conditions imposed by any authority in Russia with respect to this Credit Agreement, which will increase such Lender’s total cost with respect to the Credit Agreement, the Borrower shall at the request of the Lender pay to the Lender an amount which will compensate the Lender for its increased costs or reduced rate of return.

In the event the Borrower is required to make payment to the Lenders under this clause 15, the Borrower shall have the option to prepay any outstanding amounts in full, by giving the Agent not less than five (5) Business Days irrevocable prior notice of its intention to do so.

15.11

On the first Drawdown Date, each of the Lenders has delivered to the Borrower duly certified copies of certificates issued by the relevant tax authorities of each Lender’s jurisdiction and other documents and/or information as may be reasonably requested by the Borrower pursuant to applicable Russian tax laws.

16.

THE AGENT, THE SECURITY BENEFICIARY AND THE LENDERS

16.1

Appointment of the Agent

(a)

Each of the Lenders hereby appoints the Agent to act as its agent under and in connection with this Credit Agreement and the Security Documents.

(b)

Each of the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with this Credit Agreement and the Security Documents together with any other incidental rights, powers, authorities and discretions.

16.2

Duties of the Agent

(a)

The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)

Except where this Credit Agreement and the Security Documents specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)

If the Agent receives notice from a Party referring to this Credit Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders and the Borrower.

(d)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender (other than the Agent) under this Credit Agreement it shall promptly notify the Lender.

(e)

The Agent’s duties under this Credit Agreement and any other related document are solely mechanical and administrative in nature.

16.3

No Fiduciary Duties

(a)

Nothing in this Credit Agreement constitutes the Agent as a trustee or fiduciary of any other person.

(b)

The Agent shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

16.4

[intentionally omitted]

16.5

Business with the Group

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any of the Security Providers.

16.6

Rights and Discretions of the Agent

(a)

The Agent may rely on:

(i)

any representation, notice or document received from any Party to this Credit Agreement believed by the Agent to be genuine, correct and appropriately authorised; and

(ii)

any statement made by a director, authorised signatory or employee of any Party to this Credit Agreement regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)

The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)

no Default has occurred (unless it has actual knowledge of a Default arising under clause 11.1 (a) (Non-payment)) of this Credit Agreement;

(ii)

any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)

any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Security Providers.

(c)

The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)

The Agent may act in relation to this Credit Agreement and any related document through its personnel and agents.

(e)

The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Credit Agreement.

(f)

Notwithstanding any other provision of this Credit Agreement or any related document to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality provided, however, that the Agent shall promptly notify other Parties in writing.

16.7

Majority Lenders’ Instructions

(a)

Unless a contrary indication appears in this Credit Agreement and any related document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)

Unless a contrary indication appears in this Credit Agreement and any related document, any instructions given by the Majority Lenders will be binding on all the Lenders.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to this Credit Agreement and any related document.

16.8

Responsibility for Documentation

The Agent is not:

(a)

responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, a Security Provider or any other person given in or in connection with this Credit Agreement and any related document; or

(b)

responsible for the legality, validity, effectiveness, adequacy or enforceability of this Credit Agreement and any related document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with this Credit Agreement and any related document.

16.9

Exclusion of Liability

(a)

Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with this Credit Agreement and any related document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to this Credit Agreement and any related document and any officer, employee or agent of the Agent may rely on this clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under this Credit Agreement and any related document to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

16.10

Lenders’ Indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under this Credit Agreement and any related document (unless the Agent has been reimbursed by a Security Provider pursuant to this Credit Agreement and any related document).

16.11

Resignation of the Agent

(a)

The Agent may resign and appoint any member within the Nordea Group as successor by giving notice to the Lenders and the Borrower.

(b)

Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint as successor Agent any entity to which a Lender could, in accordance with clause 15.1 of this Credit Agreement, assign its interest.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within (thirty) 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint as successor Agent any entity to which a Lender could, in accordance with clause 15.1 of this Credit Agreement, assign its interest.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under this Credit Agreement and any related document.

(e)

The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of this Credit Agreement and any related document but shall remain entitled to the benefit of this clause 16. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

16.12

Confidentiality

(a)

In acting as agent for the Lenders, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

16.13

Relationship with the Lenders

The Agent may treat each Lender as a Lender, entitled to payments under this Credit Agreement unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Credit Agreement.

16.14

Credit Appraisal by the Lenders

Without affecting the responsibility of any Security Provider for information supplied by it or on its behalf in connection with this Credit Agreement and any related document, each Lender confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Credit Agreement and any related document including but not limited to:

(a)

the financial condition, status and nature of each of the Security Providers;

(b)

the legality, validity, effectiveness, adequacy or enforceability of this Credit Agreement and any related document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Credit Agreement and any related document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with this Credit Agreement and any related document, the transactions contemplated by this Credit Agreement and any related document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Credit Agreement and any related document; and

(d)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with this Credit Agreement and any related document, the transactions contemplated by this Credit Agreement and any related document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Credit Agreement and any related document.

16.15

Deduction from Amounts Payable by the Agent

If any Party owes an amount to the Agent under this Credit Agreement and any related document the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under this Credit Agreement and any related document and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of this Credit Agreement and any related document that Party shall be regarded as having received any amount so deducted.

16.16

Parallel Debt

(a)

Always subject to terms of this clause 16 of this Credit Agreement, the Borrower hereby irrevocably and unconditionally undertakes to pay to the Security Beneficiary amounts equal to any amounts owing by the Borrower to the Banks under this Credit Agreement as and when the same fall due for payment hereunder, so that the Security Beneficiary shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name subject to the terms of the Security Documents and not as the Agent acting on behalf of the Lenders.

(b)

The Borrower and the Security Beneficiary acknowledge that for this purpose such monetary obligations of the Borrower are substitute obligations which the Borrower has to the Lenders under this Credit Agreement, provided that this shall not result in the Borrower incurring an aggregate monetary obligation to the Security Beneficiary which is greater than the then outstanding monetary obligation to the Lenders under this Credit Agreement.

(c)

To this end and without prejudice to the foregoing, it is agreed that (i) the amounts due and payable by the Borrower under this clause 16.16 (the “Parallel Debt”) shall be decreased to the extent that the Borrower or other Security Provider has paid, redeemed or prepaid any amounts to the Lenders or any of them in respect of the Borrower’s liabilities hereunder and vice versa and (ii) the Parallel Debt shall not at any time exceed the aggregate of the corresponding obligations which the Borrower then owes to the Lenders under this Credit Agreement.

(d)

Nothing in this clause 16.16 shall in any way negate, affect or increase the obligations which the Borrower has to the Lenders under this Credit Agreement in respect of the Borrower’s liabilities hereunder.

(e)

For the purpose of this clause 16.16 the Security Beneficiary acts in its own name and on behalf of itself and not as Agent or representative of any other party hereto and any security granted to the Security Beneficiary to secure the Parallel Debt is granted to the Security Beneficiary in its capacity as creditor of the Parallel Debt and solely for the purpose referred to above.

(f)

The Security Beneficiary shall promptly transfer to the Agent any amounts received by it pursuant to this clause 16.16 for application by the Agent in accordance with the order prescribed in clause 6 (Payments). The Security Beneficiary will be obliged to make such transfer only to the extent that it has actually received the amounts to be transferred.

(g)

The Security Beneficiary undertakes to act upon the instructions of the Agent, and in the absence of any such instructions, the Security Beneficiary may act in relation to such security in such manner as it reasonably believes will, and shall use its best endeavours to enforce its rights under the Security Documents so as to, ensure the maximum amount possible is received by it pursuant to this clause 16.16 and available for application in accordance with sub-clause 16.16(f) of this clause 16.16.

17.

LIMITATION OF LIABILITY

The Lenders and the Agent shall not be held responsible for any loss or damage from a legal enactment (Swedish or foreign), the intervention of a public authority (Swedish or foreign), an act of war, a strike, a blockade, a boycott or a lockout or any other similar circumstance. The reservation in respect of strikes, blockades, and lockouts applies even if the Lenders or the Agent themselves are subjected to such measures or take such measures.

Any loss or damage that may occur in other circumstances shall not be indemnified by the Lenders or the Agent provided that the Lenders and the Agent have observed general standard of care. No Party shall have any responsibility for indirect losses or damages of any kind of another Party. For the avoidance of doubt, except as otherwise expressly provided by this Credit Agreement, each Party shall be liable for damages caused by its failure to perform its obligations under this Credit Agreement.

Where a circumstance as referred to in the first paragraph prevents the Lenders from making a payment or taking other measures, the making of such payments and the taking of such measures may be postponed until the obstacle no longer exists.

Where a circumstance as referred to in the first paragraph should prevent the Lenders from receiving payments, the Lenders shall, as long as the obstacle exists, be entitled to interest only on the terms prevailing on the date of maturity for the payment.

18

CURRENCY INDEMNITY

If, for the purpose of obtaining an award or judgement in any court it becomes necessary to convert into any other currency (the “Judgement Currency”) an amount due in a currency under this Credit Agreement then the conversion shall be made at the discretion of the Agent, at the rate of exchange prevailing on the date on which the award or judgement is given (the “Conversion Date”).

If there is a change in the rate of exchange prevailing between the Conversion Date and the date of actual payment of the amount due, the Borrower will pay such additional amounts (if any), but in any event not a lesser amount, as may be necessary to ensure that the amount paid in the Judgement Currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due in the currency specified under this Credit Agreement on the Conversion Date.

Any amount due from the Borrower under this clause 18 shall be due for payment as a separate debt and shall not be affected by an award or judgement being obtained for any other sums due under or in respect of this Credit Agreement.

The term “rate of exchange” in this clause 18 means the spot rate which the Agent in accordance with its normal practise is able on the relevant date to purchase the currency under this Credit Agreement with the Judgement Currency and includes any premiums and costs of exchange ordinarily payable in connection with such purchase.

19.

ARBITRATION, APPLICABLE LAW AND JURISDICTION

19.1

Arbitration

Any dispute, controversy or claim (a “Dispute”) arising out of or in connection with this Credit Agreement (including a dispute regarding the existence, validity or termination of this Credit Agreement or the consequences of its nullity) shall be referred to and finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (the “Rules”).

19.2

Procedure for Arbitration

The arbitral tribunal shall consist of three (3) arbitrators appointed in accordance with the Rules. The seat of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.

19.3

Waiver of Immunity

To the extent permitted under applicable law, the Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(i)

the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(ii)

the issue of any process against its assets or revenues for the enforcement of a judgement or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

19.4

This Credit Agreement shall in all respects be governed by and construed in accordance with the laws of Sweden.

19.5

Without prejudice to any other mode of service, the Borrower:

(i)

hereby irrevocably appoints Law Debenture Corporate Services Limited at Princes House, 95 Gresham Street, London EC2V 7LY as its agent for service of process in relation to any proceedings before the Arbitration Institute of the Stockholm Chamber of Commerce in connection with this Credit Agreement and the Security Documents;

(ii)

agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned;

(iii)

consents to the service of process relating to any such proceedings by delivery of a copy of the process to its address for the time being applying under clause 15.3 of this Credit Agreement;

(vi)

agrees that if the appointment of any person mentioned in paragraph (i) above ceases to be effective, it shall immediately appoint a further person in London or Sweden, to accept service of process on its behalf in London or Sweden and, failing such appointment within fifteen (15) days, the Lender is entitled to appoint a person by notice to the Borrower; and

(v)

agrees that nothing contained herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed in four counterparts on the day and year first above written.

As Lender Nordea Bank Sweden AB (publ)	As Borrower OJSC “Vimpel-Communications”
By:	By:

Name:	Name:	Jo Lunder
Title:	Title:	General Director

By:	By:

Name:	Name:	Dmitry Steshchenko
Title:	Title:	Chief Accountant

As Lender Bayerische Hypo- und Vereinsbank AG	As Agent and Security Beneficiary Nordea Bank Sweden AB (publ)
By:	By:

Name:	Name:
Title:	Title:

By:	By:

Name:	Name:
Title:	Title:

Exhibit 1

FORM OF PLEDGE OF EQUIPMENT AGREEMENT

[attached]

Exhibit 2

CERTIFIED COPY OF THE SIGNED BOND LOAN AGREEMENT

[attached]

Exhibit 3

DRAWDOWN NOTICE

From:

OJSC Vimpel-Communications

To:

Nordea Bank Sweden AB (publ)

Dated:

[date]

Dear Sirs,

1.

We refer to the agreement (the “Credit Agreement”) dated January 15, 2003 and made between OJSC Vimpel-Communications as borrower, Nordea Bank Sweden AB (publ) and Bayerische Hypo- und Vereinsbank AG as lenders and Nordea Bank Sweden AB (publ) as agent and security beneficiary. Terms defined in the Credit Agreement shall have the same meaning in this notice.

2.

This notice is irrevocable.

3.

We hereby give you notice that, pursuant to the Credit Agreement and on [date of proposed Drawing], we wish to borrow a Drawing in the amount of USD [amount in figures] under Tranche No. [number of relevant Tranche] upon the terms and subject to the conditions contained therein.

4.

We confirm that, at the date hereof, (i) no event or circumstance has occurred and is continuing which constitutes an Event of Default and (ii) the representations and warranties contained in clause 8 of the Credit Agreement are true in all material respects.

5.

The proceeds of this drawdown should be credited to the bank account No. 40702840400001001001 opened with ING Bank (Eurasia) ZAO Moscow, Russia (SWIFT code: INGBRUMM).

6.

We enclose the relevant invoice(s).

Yours faithfully

Authorised Signatory for and on behalf of OJSC Vimpel-Communications